EXHIBIT 99
                                                                 MARINE PRODUCTS
                                                      Moderator: Richard Hubbell
                                                              4-27-05/8:00 am CT
                                                           Confirmation #5580145
                                                                          Page 1

                                 MARINE PRODUCTS

                           Moderator: Richard Hubbell
                                 April 27, 2005
                                   8:00 am CT

Operator:             Good morning and thank you for joining us for Marine
                      Products' first quarter 2005 conference call. Today's call will be hosted by (Rick) Hubbell, President and CEO and Ben Palmer, CFO. Also present we have Jim Landers of
                      Corporate Finance and Investor Relations.

                      At this time all participants are in listen-only mode. Following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to cue up for questions.

                      I would like to advise everyone that this conference call is being recorded. Jim will get us started by reading the forward-looking disclaimer.

James Landers:        Good morning. Before we get started today I'd like to
                      remind everyone that we're going to be discussing a few things that are not historical facts. Some of the statements that we made on this call will be forward-looking in nature and as such reflect a number of known and unknown risks.

                      I'd like to refer you to our press release issued today and our 2004 10K and other public filings that outline these risks, all of which are available on our Web site at www.marineproductscorp.com.

                                                                 MARINE PRODUCTS
                                                      Moderator: Richard Hubbell
                                                              4-27-05/8:00 am CT
                                                           Confirmation #5580145
                                                                          Page 2

                      I'd also like to apologize in advance, we're having some technical problems this morning and our server is down so we're working to get that back in operation as soon as possible.

                      You should have received an email from us if you're on our email list with our press releases this morning and you should be able to hear this conference call archive later on our Web site if you'd like to do that.

                      If you haven't received our press release for any reason please call us at 404-321-7910 and we'll fax or email one to you immediately.

                      This morning management will make a few comments about the quarter and then will be available for your questions. In order to allow everyone to hear the call and start their work day on time we're going to try to limit this call to 30 minutes this morning.

                      Now I'll turn the call over to our President and Chief Executive Officer, (Rick) Hubbell.

Richard Hubbell:      Thanks Jim. We issued our earnings press release for the
                      first quarter of 2005 this morning. Ben Palmer our CFO who will discuss the financial results in more detail in a moment.

                      At this time I'd like to briefly discuss our operating highlights. Marine Products had a good quarter. Net sales increased by 17%. This increase was due to an 11% increase in the number of boats sold, a 5% increase in the average selling price per boat and an increase in parts and accessory sales.

                                                                 MARINE PRODUCTS
                                                      Moderator: Richard Hubbell
                                                              4-27-05/8:00 am CT
                                                           Confirmation #5580145
                                                                          Page 3

                      The increase in unit sales was highlighted by increased sales of the Robalo sport fishing boats and the Sunesta deck boats. The increase in average selling price was due to higher sales of our larger SSI sport boats and Signature Cruisers.

                      Our unit backlog is currently lower than at this time last year due to increases in production levels and dealer inventory. We believe we're in a better position to support the retail sales. For the coming year we plan to continue to expand Robalo, focus on the strategy of selling our larger boat models.

                      We have experienced success in our retail training program in which we train the sales personnel at the dealers how to sell Chaparral and Robalo boats by identifying the key features and benefits compared to the competition. So we plan to move forward with this program in 2005.

                      The winter boat show season was strong for marine products and we are moving forward with high production levels to support the retail sales demand.

                      We are now in the second quarter and are making preparations for the 2006 model year with several new models for the upcoming dealer meeting.

                      We would like to offer congratulations to our operating management who have again generated outstanding sales growth for this quarter.

                      That concludes the operational overview and at this time I will turn it over to our CFO, Ben Palmer.

Ben Palmer:           Thank you (Rick). I'll cover the financial results in a
                      little more detail now.

                      For the current quarter we generated net sales of $72.6 million which is a 17.4% increase compared to $61.8 million last year. Unit sales volume increased 11.2% compared to last year. (Rick) indicated that the higher sales for the Robalo sport

                                                                 MARINE PRODUCTS
                                                      Moderator: Richard Hubbell
                                                              4-27-05/8:00 am CT
                                                           Confirmation #5580145
                                                                          Page 4

                      fishing boat and that's exactly what - we had some new models that were really successful.

                      Our average selling price per boat increased 5.9% compared to first quarter of last year. The increase in average selling prices was due to an increase in sales within the larger boat line including the sport boats, including the
                      - some of the really new popular models and the Signature Cruisers.

                      Gross margin as a percentage of net sales for the quarter was 26.1% compared to 25.4% last year. The increase in gross profit as a percentage of sales was a result of efficiencies resulting in higher production volumes and a favorable model mix.

                      Our selling, general and administrative costs increased from $7.1 million last year to $8.8 million this year. Increase was primarily due to an increase in incentive compensation sales commissions which was a result of a higher gross margin as a percentage of net sales and higher operating profit.

                      In addition, we incurred additional expenses associated with public company compliance. Diluted earnings per share were 17 cents; a 21.4% increase compared to 14 cents diluted earnings per share in the prior year.

                      We continue to work on strengthening the balance sheet. Our cash and cash equivalent increased approximately $16 million from one year ago and now it's up to $49.2 million. Our working capital stands at $68 million as of the end of the quarter.

                      Inventory did increase about $9.5 million but this was - this is due to supporting higher production volumes and also due to the timing of some shipments right around quarter end.

                                                                 MARINE PRODUCTS
                                                      Moderator: Richard Hubbell
                                                              4-27-05/8:00 am CT
                                                           Confirmation #5580145
                                                                          Page 5

                      Accounts receivable decreased from $8 million last year to $4.5 million this year and that also again is due to the timing of shipment and the timing of dealer payments. Typically we receive those payments within seven to ten days after a shipment is received by the dealer.

                      Also I'm glad to announce that the Board of Directors again announced a first quarter dividend of four cents per share.

                      With that I'll turn it back over to (Rick).

Richard Hubbell:      Ben thanks a lot.

                      The first quarter sales continue to reflect strong demand for our products. All of our lines sold well this quarter and our overall model mix improved the average selling price per boat.

                      In the fourth quarter we reorganized our production plans in order to make them more efficient. This proved to be a successful endeavor because at the end of the first quarter our unit backlog was lower than at this time last year due to higher production levels.

                      There was also an increase in dealer inventories so we are better equipped to support increased retail sales but we are comfortable with these increasing levels of production. Due to a strong boat show season this year we are closely monitoring these key indicators as well as the macro economic indicators such as consumer confidence and interest rates.

                      I'd like to also point out that we do not issue earnings guidance. Also we do not confirm the validity of any published analyst estimates. I thank you for joining us and at this time we will open up the call to discuss any questions that you may have.

                                                                 MARINE PRODUCTS
                                                      Moderator: Richard Hubbell
                                                              4-27-05/8:00 am CT
                                                           Confirmation #5580145
                                                                          Page 6

Operator:             At this time if you would like to ask a question press
                      star then the number one on your telephone keypad. If you'd like to withdraw your question press, star then the number two on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question is from (Joe Havorka) from Raymond James.

(Brandon Taylor):     Hi guys this is (Brandon Taylor) filling in for (Joe
                      Havorka).

Ben Palmer:           Yeah hey (Brandon) how you doing?

(Brandon Taylor):     Doing good how about you?

Ben Palmer:           Good thanks.

(Brandon Taylor):     I was just wondering if you had any more color as far as
                      inventory levels year over year?

Richard Hubbell:      Inventory you mean inventory at year end?

(Brandon Taylor):     Yes.

Richard Hubbell:      More color. Not really, again we had some maybe a little
                      bit. We had a number of Cruisers that the shipments were delayed at year end or at quarter end and that's often times due to again just timing, It depends on, you know, the trailer loads and getting it all coordinated.

                      So that contributed to the increase and also there were probably some selected perks of some things like engines and that sort of thing near quarter end that probably bumped it up some.

                                                                 MARINE PRODUCTS
                                                      Moderator: Richard Hubbell
                                                              4-27-05/8:00 am CT
                                                           Confirmation #5580145
                                                                          Page 7

(Brandon Taylor):     Okay thank you.

Ben Palmer:           Thanks (Brandon).

(Brandon Taylor):     Bye bye.

Operator:             Your next question comes from (Jeff Virgil) of (Polar).

(Jeff Virgil):        Hi you referenced in the press release about the backlog
                      being down year over year. Can you provide sort of maybe a unit count or just some more clarity on that?

Richard Hubbell:      Yeah we don't typically give those kind of numbers out.

Ben Palmer:           Only at year end.  It's disclosed in our 10K.

(Jeff Virgil):        Oh okay can you help me out. I'm sort of new to the story
                      as to where it was to maybe at year end?

Ben Palmer:           Where backlog was at year end.

Richard Hubbell:      We're looking it up. It was a little over 2,000 units I
                      believe.

(Jeff Virgil):        Two thousand units. Okay and then while you're looking for that the other thing I had to say - ask about was price increases and whether you've seen any. I know your ASP was up due to mix. Is there any sort of price increases there due to raw materials?

                                                                 MARINE PRODUCTS
                                                      Moderator: Richard Hubbell
                                                              4-27-05/8:00 am CT
                                                           Confirmation #5580145
                                                                          Page 8

Richard Hubbell:      Yes we instituted a price increase on January 1 based on
                      the fact that our raw materials costs, specifically stainless steel and resin, had gone up a bit. That was a 1% price increase again it took effect on January.

(Jeff Virgil):        So is that enough to offset the full cost of higher raw
                      materials?

Richard Hubbell:      We believe that it was. That is what it was designed to
                      do.

(Jeff Virgil):        Okay all right.

Operator:             Again if you would like to ask a question press star then
                      the number one on your telephone keypad.

                      At this time there are no further questions.

                      Again at this time there are no further questions sir.

James Landers:        Okay well we appreciate everyone's participating in the
                      call this morning and hope everyone has a good day. Thank you.

Operator:             This concludes today's conference call. You may now
                      disconnect.

                                       END